Grindr Completes Acquisition of Freddie, Accelerating Grindr Health

Freddie brings HIV prevention care into the Grindr experience and advances Grindr’s vision for the Global Gayborhood in Your Pocket™

WEST HOLLYWOOD – November 2, 2026 – Grindr Inc. (NYSE: GRND), the Global Gayborhood in Your Pocket™, today announced it has completed its acquisition of PurposeMed Inc., the parent company of Freddie, a leading telehealth provider of PrEP and HIV prevention care across the United States and Canada.

The acquisition, first announced on September 30, 2026, brings Freddie and its partnerships with affiliated clinical networks into Grindr Health and establishes PrEP access as the foundation of Grindr’s broader health business. The transaction adds clinical, telehealth, pharmacy, and patient-support capabilities that will enable Grindr to connect more people with HIV prevention care in-app while building a new business alongside its core app and premium products.

“We are very excited to welcome the Freddie team to Grindr and can’t wait to work together to make HIV prevention care easier for more gay men to access. The acquisition gives us a profitable business, an experienced team, and clinical and pharmacy capabilities that would take us at least two years to build ourselves,” said George Arison, CEO of Grindr. “We can now combine those capabilities with Grindr’s reach and daily relationship with gay men to bring more patients into care and accelerate the fight against the HIV epidemic. Together, we have an opportunity to prevent thousands of new HIV infections a year while building a major new source of profitable growth for Grindr.”

Eligible Grindr users in the US and Canada can connect with Freddie through the Health center in the Grindr app today. Over time, Grindr plans to build a more integrated experience that makes it easier to learn about, access, and manage HIV prevention care.

Transaction Details

Under the terms of the agreement, Grindr acquired PurposeMed Inc. (inclusive of the Freddie brand and its partnerships with affiliated clinical networks) for $250 million, consisting of $190 million in cash and $60 million in Grindr common stock. The agreement also includes the potential for up to $70 million in additional cash consideration tied to 2027 performance targets, payable in 2028.

More information on Freddie’s business can be found in the Shareholder Letter dated September 30, 2026, posted on Grindr’s investor relations website.

About Grindr Inc.

Since 2009, Grindr has changed how gay men meet and connect. More than a quarter of gay male relationships in America today began on Grindr. Built by gay people for gay people, Grindr serves nearly 16 million average monthly active users in virtually every country in the world, helping them express themselves, build relationships, and find community. Now, as the Global Gayborhood in Your Pocket™, Grindr is bringing the connections and services of a physical gayborhood into the app to serve more of gay men’s everyday needs. Grindr Health brings together technology and clinical expertise to make it easier to access and manage health and wellness care. Since 2015, Grindr for Equality has worked with organizations in every region of the world to advance human rights, health, and safety for millions of people. Across its businesses and community partnerships, Grindr pursues one mission: to make a world where the lives of its global community are free, equal, and healthy.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. These forward-looking statements can generally be identified by the use of forward-looking terminology, such as “anticipates,” “approximately,” “believes,” “can,” “commitment,” “continues,” “could,” “estimates,” “expects,” “goal,” “help,” “intends,” “may,” “outlook,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would,” or the negative version of these words or other comparable words or phrases, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements include, among others, statements regarding the anticipated benefits of the acquisition of PurposeMed Inc., including anticipated profitability; our ability to successfully integrate PurposeMed’s operations, team, and technology with Grindr; and our growth strategy and expectations regarding product integration with PurposeMed. Forward-looking statements are based on current expectations and assumptions and, as a result, are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from our expectations discussed in the forward-looking statements. Information on the risks, uncertainties, and other factors that could cause actual outcomes and results to differ materially from those included in or contemplated by our forward-looking statements are included in the section titled “Risk Factors” included under Part I, Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2025, and in Quarterly Reports on Form 10-Q we file thereafter. Any forward-looking statement speaks only as of the date on which it is made, and you should not place undue reliance on forward-looking statements. Except as required by law, Grindr assumes no obligation, and does not intend, to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Investors:
IR@grindr.com

Media:
Press@grindr.com